EXHIBIT 3.1

YUKON
BUSINESS CORPORATIONS ACT
(Sections 30 and 179)

Form 5-01
ARTICLES OF AMENDMENT

1.	Name of Corporation:

Apollo Gold Corporation Corporate Access No.: 30135

2.	The Articles of the above-named Corporation are amended pursuant to a Court order:

Yes          No XXXX

3.	The Articles of the above-named Corporation are amended as follows:

1.	Name of Corporation:

The name of the Corporation has been changed from Apollo Gold Corporation to Brigus Gold Corp.

2.	The classes and any maximum number of shares that the Corporation is authorized to issue:

Each of the issued and outstanding Common shares of the Corporation are consolidated on the basis of one post-consolidation common share for every four pre-consolidation Common shares, and any fractional Common shares arising on the consolidation of the Common shares of the Corporation shall be adjusted such that each fractional Common share that is less than one-half of one Common share will be cancelled without any compensation therefor and each fractional Common share that is at least one-half of one Common share will be adjusted upward to one whole Common share.

4.	Date: June 25, 2010

Signature: /s/ R. D. Russell	Title: Director